Exhibit 10.1

October 23, 2019

Sandra Broderick

1601 Elm St., Suite 800

Dallas, TX 75201

Dear Sandra:

We are pleased to affirm your current role with Santander Consumer (“SC”) and your new role with Santander Holdings, Inc. (“SHUSA” or “Santander”). This letter (“Offer Letter”) outlines the details of these changes.

Company Entity:	SHUSA / SC
Title:	SHUSA SEVP Head of Operations / SC EVP Head of Operations
Location Address:	Santander Consumer Corporate Offices, Dallas, TX
Manager:	SHUSA and SC CEO
Annualized Salary:	$1,000,000
Incentive Plan:	$1,150,000 target opportunity under the SC Executive Incentive Plan*
Effective Date:	October 23, 2019

All other terms and conditions set forth in your SC offer letter dated Sept. 19, 2017 remain in effect. By signing below, you agree that the terms and conditions set forth in Exhibit A to your Sept. 19, 2017 offer letter apply to the services you provide to SHUSA. SHUSA and SC agree to pay the annualized salary in the Offer Letter beginning in the fourth quarter of 2019.

We anticipate that you will spend the majority of your time on SC matters and that approximately 30% of your time will be spent on SHUSA matters. We defer to you with respect to the precise allocation of your time, including with respect to how you divide your time among Santander offices and locations.

Sandra, we are very enthusiastic about you taking on additional responsibilities with SHUSA and look forward to a mutually rewarding working relationship. We believe we can offer you opportunities that challenge and reward you, and we look forward to you accepting this offer.

Respectfully yours,

/s/ Mikenzie Sari
Mikenzie Sari Santander Consumer USA CHRO

Acknowledged:

/s/ Sandra Broderick	10/23/19
Sandra Broderick	Date

* Note: Any incentive awards you receive will be payable in a combination of (a) cash, and (b) SC shares and/or SAN American Depositary Receipts (ADRs), as determined by SHUSA and SC in their sole discretion.